EXHIBIT 21.1

SUBSIDIARIES OF BLACKROCK KELSO CAPITAL CORPORATION

Name	Jurisdiction
BKC ARS Blocker, Inc.	Delaware
BKC ASW Blocker, Inc.	Delaware
BKC CSP Blocker, Inc.	Delaware
BKC DVSH Blocker, Inc.	Delaware
BKC MTCH Blocker, Inc.	Delaware
BKC Sentry LLC.	Delaware
BKC WBS, LLC.	Delaware

In addition, we may be deemed to control certain portfolio companies identified as “Controlled Investments” in footnotes to the Consolidated Schedule of Investments at December 31, 2013 included in the Consolidated Financial Statements portion of BlackRock Kelso Capital Corporation’s Form 10-K for the year ended December 31, 2013.